As filed with the Securities and Exchange Commission on January 26, 2018

Registration No. 333-62297

Registration No. 333-110302

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-62297

Post-Effective Amendment No. 1 to Form S-8 Registration No. 333-110302

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Scholastic Corporation

(Exact name of registrant as specified in its charter)

Delaware	13-3385513
(State or other jurisdiction of incorporation or organization)	(IRS Employer Identification No.)

557 Broadway, New York, New York	10012
(Address of Principal Executive Offices)	(Zip Code)

SCHOLASTIC CORPORATION 1997 OUTSIDE DIRECTORS’ STOCK OPTION PLAN

(Full title of the plan)

Andrew S. Hedden, Esq.

Executive Vice President, General Counsel and Secretary

Scholastic Corporation

557 Broadway

New York, New York 10012

(Name and address of agent for service)

(212) 343-6100

(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☑	Accelerated filer	☐

Non-accelerated filer	☐ (Do not check if a smaller reporting company)	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to (i) the Registration Statement on Form S-8 (Registration No. 333-62297) filed by the Registrant with the Securities and Exchange Commission (the “SEC”) on August 26, 1998 (the “1998 Registration Statement”) pertaining to the registration of 360,000 shares (as adjusted to reflect the 100% stock dividend in the form of a two-for-one stock split paid on January 16, 2001 (the “Stock Split”)) of the Registrant’s common stock, par value $.01 per share, issuable under the Scholastic Corporation 1997 Outside Directors’ Stock Option Plan (the “Plan”); and (ii) the Registration Statement on Form S-8 (Registration No. 333-110302) filed by the Registrant with the SEC on November 6, 2003 (the “2003 Registration Statement”) registering an additional 270,000 shares (as adjusted to reflect the Stock Split) of common stock issuable under the Plan. The Registrant is filing this Post-Effective Amendment No. 1 to the 1998 Registration Statement and the 2003 Registration Statement (collectively, the “Plan Registration Statements”) to deregister all shares of common stock that have not been sold or otherwise issued under the Plan.

The Plan has expired and no awards granted prior to the Plan’s expiration remain outstanding. In accordance with undertakings made by the Registrant in the Plan Registration Statements to remove from registration, by means of post-effective amendments, any of the securities which had been registered for issuance but remain unsold at the termination of the offering, the Registrant hereby removes and withdraws from registration any and all such securities of the Registrant registered but unsold under the Plan Registration Statements, if any. The Plan Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Company certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused these Post-Effective Amendment No. 1 to the Plan Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on January 26, 2018.

SCHOLASTIC CORPORATION

By:	/s/ Andrew S. Hedden
Andrew S. Hedden Executive Vice President, General Counsel and Secretary